Exhibit 99.1

  Friendly Ice Cream Corporation Reports Second Quarter 2007 Results


    WILBRAHAM, Mass.--(BUSINESS WIRE)--Aug. 3, 2007--Friendly Ice
Cream Corporation (AMEX: FRN) today announced financial results for the second quarter and six months ended July 1, 2007.

    Highlights - Second Quarter Results

    -- Net revenues increased by $0.7 million, or 0.5%, to $142.2 million.

    -- Comparable restaurant sales were relatively flat for company-operated restaurants (decrease of 0.3%).

    --  Franchised restaurants comparable sales decreased 2.7%.

    -- The net loss was $0.04 per share versus net income of $0.58 in the prior year second quarter.

    -- Excluding net gains on property and equipment, adjusted EBITDA declined by $4.5 million. Included in adjusted EBITDA were $1.3 million in expenses for the proposed merger with an affiliate of Sun Capital Partners.

    -- Friendly's completed the conversion of its 56 ounce retail package to the more contemporary sqround format. Second quarter costs associated with the conversion were approximately $0.3 million.

    -- At the end of the quarter, cash and cash equivalents were $21.9 million and during the quarter, there were no borrowings against the revolving credit facility.

    -- Friendly's franchisees opened three new franchise restaurants during the quarter.

    George M. Condos, President and Chief Executive Officer, said, "The second quarter remained challenging for Friendly's. However, we continue to be optimistic about the impact of our key initiatives. For example, company-operated restaurant comparable sales trends improved in the second quarter of 2007 compared to the first quarter of 2007 and appear to be responding to our modified and more contemporary marketing messages. We have also begun to introduce new products in our restaurants, such as our new line of cold beverages, that we believe are more exciting and core to the Friendly's brand. We recently introduced a branded Ghirardelli chocolate ice cream that is only available in our restaurants. In September, we are planning to upgrade our hamburger products to Black Angus beef. The completion of the sqround packaging conversion was also an important milestone in our retail and manufacturing businesses."

    Financial Results

    The net loss for the second quarter of 2007 was $0.3 million, or $0.04 per share, compared to net income of $4.7 million, or $0.58 per share, reported for the second quarter of 2006. Total revenues were $142.2 million compared to total revenues of $141.5 million for the prior year. Comparable restaurant sales decreased 0.3% for company-operated restaurants and 2.7% for franchised restaurants.

    Adjusted EBITDA was $10.5 million for the second quarter of 2007 compared to adjusted EBITDA of $15.4 million for the second quarter of 2006. Excluding net gains on property and equipment, adjusted EBITDA was $10.1 million compared to $14.7 million for the prior year second quarter.

    The net loss for the first six months of 2007 was $6.2 million, or $0.77 per share, compared to net income of $2.8 million, or $0.35 per share, reported for the first six months of 2006. The net loss for the first six months of 2006 included $3.3 million, or $0.41 per share, in net income from discontinued operations. Total revenues in the first six months of 2007 were $264.5 million compared to total revenues of $267.2 million for the first six months of 2006. Year-to-date, comparable restaurant sales decreased 2.1% for company-operated restaurants and 3.7% for franchised restaurants.

    For the first six months of 2007, adjusted EBITDA was $16.3 million compared to adjusted EBITDA of $22.9 million for the first six months of 2006. Excluding net gains on property and equipment, adjusted EBITDA was $15.9 million compared to $21.3 million for the prior year. An explanation of the use of non-GAAP financial measures is explained in the note below and in the supplemental disclosure attached to this press release.

    Business Segments - Second Quarter Results

    Restaurant revenues were $107.2 million for the second quarter of 2007, an increase of $1.9 million, as compared to restaurant revenues of $105.3 million for the prior year second quarter. Comparable restaurant sales decreased slightly by 0.3%. The opening of two new restaurants and the assumption of the operation of twelve formerly franchised restaurants over the past 15 months resulted in increased restaurant revenues of $3.8 million. The closing of five restaurants and the acquisition of five restaurants by franchisees over the past 15 months resulted in revenue declines of $0.8 million and $1.1 million, respectively.

    Adjusted restaurant EBITDA was $9.8 million, or 9.2% of restaurant revenues, for the second quarter of 2007 compared to $11.9 million, or 11.3% of restaurant revenues, in the prior year. Cost of sales, as a percentage of restaurant revenues, increased by 0.5% as compared to the prior year primarily due to increased commodity prices, as year over year menu pricing was minimal. A menu price increase of 1.4% is expected to be implemented during the third quarter to offset higher commodity prices. Labor and benefits, as a percentage of restaurant revenues, increased by 0.9% as a result of additional labor hours associated with the rollout of a new line of cold beverages in June along with normal wage rate pressures. These increases were partially offset by lower general manager bonus expense and reduced group insurance costs. Operating expenses of $26.8 million were $1.6 million higher than for the prior year second quarter mainly due to costs associated with one additional week of television advertising and higher supplies associated with the rollout of cold beverages. These costs were partially offset by a $0.3 million decline in field overhead expenses due to a reduction in the number of field support positions.

    For the second quarter of 2007, Foodservice revenues decreased $1.0 million to $31.1 million from $32.1 million in the second quarter of 2006. Franchise restaurant product revenues increased by $0.8 million due to higher prices for commodities that are passed onto franchised restaurants. This increase was partially offset by a lower average number of operating franchise restaurants during the quarter and from the decrease in franchise comparable sales of 2.7%. Sales to retail supermarket customers decreased by $1.8 million primarily due to a reduction in retail supermarket case volume of 10.4% and increased trade spending and sales allowances. The Company is in the process of evaluating its level of trade spending and sales allowances to offset higher commodity prices. Foodservice EBITDA decreased by $2.1 million from the prior year to $3.7 million mainly due to lower sales volumes and higher costs of dairy related raw material ingredients (milk and cream) and whey protein.

    The lower average number of operating franchise restaurants during the second quarter of 2007 was primarily the result of the Company's assumption of the operations of 11 previously franchised restaurants following the franchisee's non-payment of rents and royalties. The Company has been operating these restaurants since December 2006 while looking for a new franchisee to take over their operation.

    Franchise revenues of $3.9 million for the second quarter of 2007 decreased slightly from $4.1 million for the second quarter of 2006. Comparable franchise sales decreased by 2.7%. Franchise royalties decreased by $0.1 million due to a lower average number of operating franchise restaurants during the quarter combined with the decrease in comparable franchise sales. Initial franchise fees and rental income were unchanged from the second quarter of 2006. Adjusted franchise EBITDA was $2.7 million as compared to $2.9 million for the prior year.

    Corporate expenses of $6.4 million for the second quarter of 2007 were unfavorable by $0.2 million as compared to the second quarter of 2006 primarily due to costs of $1.3 million related to the proposed merger with an affiliate of Sun Capital Partners and increased stock compensation costs. These expenses were partially offset by lower salaries and bonus expenses.

    References to Non-GAAP Financial Measures

    This press release includes references to the non-GAAP financial measure "adjusted EBITDA." The Company defines "adjusted EBITDA" for a given period as net income(loss) before (i) (provision for) benefit from income taxes, (ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment, (v) net periodic pension cost and (vi) other non-cash items. The Company has included information concerning adjusted EBITDA for the Company and each of its business segments in this release because the Company's incentive plan pays bonuses based on achieving EBITDA targets and the Company's management believes that such information is used by certain investors as one measure of a company's historical ability to service debt. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from continuing operations before provision for income taxes or other traditional indications of a company's operating performance.

    About Friendly's

    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 515 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,000 supermarkets and other retail locations. With a 72-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).

    Forward Looking Statements

    Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the trends in company-operated restaurant sales, the anticipated impact, benefits and results from the Company's key initiatives and trends relating to menu prices. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include the Company's highly competitive business environment, exposure to fluctuating commodity prices, risks associated with the foodservice industry, the ability to retain and attract new employees, new or changing government regulations, the Company's high geographic concentration in the Northeast and its attendant weather patterns, conditions needed to meet restaurant re-imaging and new opening targets, the Company's ability to continue to develop and implement its franchising program, the Company's ability to service its debt and other obligations, the Company's ability to meet ongoing financial covenants contained in the Company's debt instruments, loan agreements, leases and other long-term commitments, unforeseen costs and expenses associated with litigation and other similar matters, and costs associated with improved service and other similar initiatives, and risks relating to the proposed merger of the Company with an affiliate of Sun Capital Partners. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. As a result the Company can provide no assurance that its future results will not be materially different from those projected. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.


                    Friendly Ice Cream Corporation
----------------------------------------------------------------------
                Consolidated Statements of Operations
----------------------------------------------------------------------
            (In thousands, except per share and unit data)
                             (unaudited)

                                  Quarter Ended     Six Months Ended
                               ------------------- -------------------
                                July 1,   July 2,   July 1,   July 2,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Restaurant Revenues            $107,173  $105,271  $199,970  $200,547
Foodservice Revenues             31,132    32,137    57,075    59,031
Franchise Revenues                3,937     4,082     7,432     7,627
                               --------- --------- --------- ---------
REVENUES                        142,242   141,490   264,477   267,205

COSTS AND EXPENSES:
  Cost of sales                  54,642    51,939   101,627   100,324
  Labor and benefits             38,577    36,943    72,824    72,955
  Operating expenses             27,954    26,817    52,825    50,815
  General and administrative
   expenses                      11,291    11,448    21,925    22,546
  Write-downs of property and
   equipment                        409         -       615       215
  Depreciation and
   amortization                   5,554     5,740    11,696    11,520
Gain on franchise sales of
 restaurant
  operations and properties           -    (1,146)        -    (2,011)
(Gain) loss on disposals of
 other property and equipment,
 net                               (404)      366      (370)      475
                               --------- --------- --------- ---------

OPERATING INCOME                  4,219     9,383     3,335    10,366

Interest expense, net             4,952     5,147     9,876    10,567
                               --------- --------- --------- ---------

(LOSS) INCOME FROM CONTINUING
  OPERATIONS BEFORE PROVISION
  FOR INCOME TAXES                 (733)    4,236    (6,541)     (201)

Provision for income taxes          (48)     (250)     (142)     (250)
                               --------- --------- --------- ---------

(LOSS) INCOME FROM CONTINUING
  OPERATIONS                       (781)    3,986    (6,683)     (451)

Income from discontinued
 operations, net of income tax
 effect                             493       673       442     3,290
                               --------- --------- --------- ---------

NET (LOSS) INCOME              $   (288) $  4,659  $ (6,241) $  2,839
                               ========= ========= ========= =========

BASIC AND DILUTED NET
  (LOSS) INCOME PER SHARE:
  (Loss) income from
   continuing operations       $  (0.10) $   0.50  $  (0.82) $  (0.06)
  Income from discontinued
   operations                      0.06      0.09      0.05      0.42
                               --------- --------- --------- ---------
  Net (loss) income            $  (0.04) $   0.59  $  (0.77) $   0.36
                               ========= ========= ========= =========

DILUTED NET (LOSS) INCOME PER
 SHARE:
  (Loss) income from
   continuing operations       $  (0.10) $   0.50  $  (0.82) $  (0.06)
  Income from discontinued
   operations                      0.06      0.08      0.05      0.41
                               --------- --------- --------- ---------
  Net (loss) income            $  (0.04) $   0.58  $  (0.77) $   0.35
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES:
  Basic                           8,136     7,913     8,129     7,907
                               ========= ========= ========= =========
  Diluted                         8,136     8,044     8,129     8,048
                               ========= ========= ========= =========

NUMBER OF COMPANY UNITS:
Beginning of period                 317       312       316       314
Openings                              -         1         1         2
Acquired from franchisees             -         -         1         -
Acquired by franchisees               -        (3)        -        (4)
Closings                             (1)       (1)       (2)       (3)
                               --------- --------- --------- ---------
End of period                       316       309       316       309
                               ========= ========= ========= =========

NUMBER OF FRANCHISED UNITS:
Beginning of period                 205       214       205       213
Openings                              3         1         4         1
Acquired by franchisees               -         3         -         4
Acquired from franchisees             -         -        (1)        -
Closings                             (2)       (1)       (2)       (1)
                               --------- --------- --------- ---------
End of period                       206       217       206       217
                               ========= ========= ========= =========


                    Friendly Ice Cream Corporation
----------------------------------------------------------------------
                Consolidated Statements of Operations
----------------------------------------------------------------------
            (In thousands, except per share and unit data)
                             (unaudited)

                                       Quarter Ended  Six Months Ended
                                      --------------- ----------------
                                      July 1, July 2, July 1,  July 2,
                                       2007    2006     2007    2006
                                      ------- ------- -------- -------

Restaurant Revenues                     75.4%   74.4%    75.6%   75.1%
Foodservice Revenues                    21.8%   22.7%    21.6%   22.1%
Franchise Revenues                       2.8%    2.9%     2.8%    2.8%
                                      ------- ------- -------- -------
REVENUES                               100.0%  100.0%   100.0%  100.0%

COSTS AND EXPENSES:
  Cost of sales                         38.4%   36.7%    38.4%   37.6%
  Labor and benefits                    27.1%   26.1%    27.4%   27.2%
  Operating expenses                    19.7%   19.0%    20.0%   19.0%
  General and administrative expenses 7.9% 8.1% 8.3% 8.4% Write-downs of property and
   equipment                             0.3%    0.0%     0.2%    0.1%
  Depreciation and amortization          3.9%    4.1%     4.4%    4.3%
Gain on franchise sales of restaurant
  operations and properties              0.0%   -0.8%     0.0%   -0.8%
(Gain) loss on disposals of other
 property and equipment, net            -0.3%    0.2%     0.0%    0.3%
                                      ------- ------- -------- -------

OPERATING INCOME                         3.0%    6.6%     1.3%    3.9%

Interest expense, net                    3.5%    3.6%     3.7%    4.0%
                                      ------- ------- -------- -------

(LOSS) INCOME FROM CONTINUING
  FOR INCOME TAXES                      -0.5%    3.0%    -2.5%   -0.1%

Provision for income taxes               0.0%   -0.2%     0.0%   -0.1%
                                      ------- ------- -------- -------

(LOSS) INCOME FROM CONTINUING
  OPERATIONS                            -0.5%    2.8%    -2.5%   -0.2%

Income from discontinued operations,
 net of income tax effect                0.3%    0.5%     0.1%    1.3%
                                      ------- ------- -------- -------

NET (LOSS) INCOME                       -0.2%    3.3%    -2.4%    1.1%
                                      ======= ======= ======== =======


                    Friendly Ice Cream Corporation
----------------------------------------------------------------------
                Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                            (In thousands)
                             (unaudited)

                                                July 01,  December 31,
                                                  2007        2006
                                               ---------- ------------

                     Assets
 ---------------------------------------------------------------------

  Current Assets:
    Cash and cash equivalents                  $  21,927   $   25,077
    Other current assets                          35,283       33,034
                                               ---------- ------------
  Total Current Assets                            57,210       58,111

  Property and Equipment, net                    132,329      137,425

  Intangibles and Other Assets, net               24,205       24,631
                                               ---------- ------------

                                               $ 213,744   $  220,167
                                               ========== ============


      Liabilities and Stockholders' Deficit
 ---------------------------------------------------------------------

  Current Liabilities:
    Current maturities of debt, capital
      lease and finance obligations            $   3,294   $    3,104
    Other current liabilities                     64,972       65,587
                                               ---------- ------------
  Total Current Liabilities                       68,266       68,691

  Capital Lease and Finance Obligations            3,847        4,682

  Long-Term Debt                                 221,816      222,650

  Other Long-Term Liabilities                     52,480       51,040

  Stockholders' Deficit                         (132,665)    (126,896)
                                               ---------- ------------

                                               $ 213,744   $  220,167
                                               ========== ============


                    Friendly Ice Cream Corporation
----------------------------------------------------------------------
                Selected Segment Reporting Information
----------------------------------------------------------------------
                            (in thousands)
----------------------------------------------------------------------

                                 For the Three     For the Six Months
                                   Months Ended           Ended
                               ---------------------------------------
                                July 1,   July 2,   July 1,   July 2,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Revenues before elimination of
 intersegment revenues:
Restaurant                     $107,173  $105,271  $199,970  $200,547
Foodservice                      63,422    62,891   117,009   117,849
Franchise                         3,937     4,082     7,432     7,627
                               --------- --------- --------- ---------
Total                          $174,532  $172,244  $324,411  $326,023
                               ========= ========= ========= =========

Intersegment revenues:
Foodservice                    $(32,290) $(30,754) $(59,934) $(58,818)
                               ========= ========= ========= =========

Revenues:
Restaurant                     $107,173  $105,271  $199,970  $200,547
Foodservice                      31,132    32,137    57,075    59,031
Franchise                         3,937     4,082     7,432     7,627
                               --------- --------- --------- ---------
Total                          $142,242  $141,490  $264,477  $267,205
                               ========= ========= ========= =========

Adjusted EBITDA (1):
Restaurant (2)                 $  9,819  $ 11,929  $ 15,564  $ 18,764
Foodservice (2)                   3,677     5,748     6,853     8,415
Franchise (2)                     2,720     2,889     4,836     5,307
Corporate (2)                    (6,440)   (6,223)  (11,980)  (11,922)
Gain on property and
 equipment, net                     406       779       373     1,537
Less pension cost included in
 reporting segments                 337       308       674       778
                               --------- --------- --------- ---------
Total                          $ 10,519  $ 15,430  $ 16,320  $ 22,879
                               ========= ========= ========= =========

Interest expense, net          $  4,952  $  5,147  $  9,876  $ 10,567
                               ========= ========= ========= =========

Depreciation and amortization:
Restaurant                     $  3,839  $  4,021  $  7,717  $  8,164
Foodservice                         762       720     2,037     1,456
Franchise                           112        70       249       138
Corporate                           841       929     1,693     1,762
                               --------- --------- --------- ---------
Total                          $  5,554  $  5,740  $ 11,696  $ 11,520
                               ========= ========= ========= =========

Other non-cash expense:
Net periodic pension cost      $    337  $    308  $    674  $    778
Write-downs of property and
 equipment                          409         -       615       215
                               --------- --------- --------- ---------
Total                          $    746  $    308  $  1,289  $    993
                               ========= ========= ========= =========

Income (loss) before(provision
 for) benefit from income
 taxes:
Restaurant                     $  5,980  $  7,908  $  7,847  $ 10,600
Foodservice                       2,915     5,028     4,816     6,959
Franchise                         2,608     2,819     4,587     5,169
Corporate                       (12,233)  (12,299)  (23,549)  (24,251)
                               --------- --------- --------- ---------
                                   (730)    3,456    (6,299)   (1,523)
Gain on property and
 equipment, net                      (3)      779      (242)    1,322
                               --------- --------- --------- ---------
Total                          $   (733) $  4,235  $ (6,541) $   (201)
                               ========= ========= ========= =========



(1) Adjusted EBITDA represents net income (loss) before (i) (provision for) benefit from income taxes, (ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment, (v) net periodic pension cost and (vi) other non-cash items. The Company has included information concerning adjusted EBITDA in this schedule because the Company's incentive plan pays bonuses based on achieving operating segment adjusted EBITDA targets and the Company's management believes that such information is used by certain investors as one measure of a company's historical ability to service debt. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from operations or other traditional indications of a company's operating performance.

(2) Amounts are prior to gain (loss) on property and equipment, net.


    CONTACT: Friendly Ice Cream
             Deborah Burns, 413-731-4124
             Senior Director, Investor Relations